EXHIBIT 21.1
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                     LIST OF SUBSIDIARIES OF THE REGISTRANT

         Equity One, Inc., a Maryland corporation ("Equity One"), has approximately 115 consolidated, wholly-owned subsidiaries each of which own, operate and manage commercial real estate properties in the United States. Equity One is the immediate parent of 44 of these subsidiaries.

         Equity One is the immediate parent of Centrefund Realty (U.S.) Corporation, a Delaware corporation ("CEFUS"), which is the immediate parent of 47 of Equity One's consolidated subsidiaries. In addition, CEFUS owns 50% of the limited liability company interests of Parcel F, LLC, a Florida limited liability company, and 50.1% of the limited liability company interests of Centrefund Development Group II, LLC, a Delaware limited liability company. Both of these are consolidated subsidiaries.

         In addition, UIRT GP, LLC, a Florida limited liability company, and UIRT LP, LLC, also a Florida limited liability company, are the only partners of UIRT, Ltd., a Florida limited partnership, which is the immediate parent of 22 of Equity One's consolidated subsidiaries. UIRT, Ltd. is also the sole member of Texas Equity Holdings, LLC, a Florida limited liability company, which owns 99% of the following Texas limited partnerships:

         NAME OF LIMITED PARTNERSHIP                JURISDICTION       1% GENERAL PARTNER*
         ---------------------------                ------------       ------------------
         Bandera Festival Partners, LP              Texas              Bandera Festival GP, LLC
         Kirkwood-Bissonnet, LP                     Texas              Kirk Biss GP, LLC
         Texas Spring Shadows Partners, LP          Texas              Spring Shadows GP, LLC
         Hedwig Partners, LP                        Texas              Hedwig GP, LLC
         FC Market Partners, LP                     Texas              FC Market GP, LLC
         Mason Park Partners, LP                    Texas              Mason Park GP, LLC
         Texas CP Land, LP                          Texas              Colony GP, LLC

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           * UIRT, Ltd. is the sole member of each of the 1% general partners.

UIRT, Ltd. owns 99% of Today Green Oaks, Ltd., a Texas limited partnership. The remaining 1% interests are owned by Today Green Oaks GP, Inc., a Texas corporation owned by a third party.

         Walden Woods Village Inc., a Florida corporation and a wholly-owned subsidiary of Equity One, owns 50% of the interests of Walden Woods, Ltd., a Florida limited partnership. In addition, Equity One North Port Inc., a Florida corporation and a wholly-owned subsidiary of Equity One, owns 50% of the interests in The Shoppes of North Port Ltd., a Florida limited partnership.

         In addition to the consolidated, wholly-owned subsidiaries identified above, Equity One also ultimately owns interests in three unconsolidated subsidiaries. CEFUS is the immediate parent of Centrefund PGA LLC, a Delaware limited liability company, which owns a 50% interest in PG Partners, a Florida general partnership. CEFUS is also the immediate parent of Centrefund Development (Gainesville) LLC, a Delaware limited liability company which owns a 50% interest in Oaks Square Joint Venture, a Florida general partnership. Finally, CEFUS owns 50.1% of the limited liability company interests in Centrefund Development Group, LLC, a Delaware limited liability company which is the sole member of CDG (Park Place) LLC, a Texas limited liability company.